Exhibit 97.1
Ambac Financial Group, Inc.
RECOUPMENT POLICY
Statement of Intent. The Board of Directors (“Board”) of Ambac Financial Group, Inc. (“Ambac”) believes that it is in the best interest of Ambac and its stockholders to encourage outstanding leadership, accountability and responsible risk-taking that benefits the long-term success of Ambac and its subsidiaries (collectively, the “Company”). Accordingly, the Board has adopted this Recoupment Policy (the “Policy”), which shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply with respect to any Accounting Restatements for periods ending after the Effective Date. As of the Effective Date, this Policy shall replace the Recoupment Policy in effect beginning as of January 1, 2017.
Definitions. For purposes of this Policy, the following definitions shall apply:
“Accounting Restatement” means an accounting restatement, for any period ending after the Effective Date, due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.
The Board shall take into consideration any applicable interpretations and clarifications of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) in determining whether an accounting restatement qualifies as an Accounting Restatement for purposes of this Policy.
“Covered Employee” means each employee who was subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at any time during the performance period relating to the applicable Incentive-Based Compensation.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures, and stock price and total shareholder return measures.
For the avoidance of doubt, Incentive-Based Compensation does not include (i) base annual salary, (ii) compensation that is awarded based solely on service (e.g., a time-vesting award, including a time-vesting stock option, restricted share or restricted share unit), (iii) compensation that is awarded solely at the discretion of the Compensation Committee of the Board (however, the exercise of negative discretion with respect to an award that is otherwise based on attainment of a financial measure will not render the award discretionary for this purpose), or (iv) compensation that is awarded based on subjective goals or goals unrelated to financial reporting measures.
“Look-back Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Recoverable Compensation” means any Incentive-Based Compensation received in the Look-back Period during which the financial reporting measure specified in the applicable award is attained. If the grant or earning of an award is based, either wholly or in part, on satisfaction of a financial reporting measure, the award would be deemed received in the fiscal period when that measure was satisfied, in each case without regard to any ongoing service-based vesting requirements. Furthermore, if an award is granted or earned upon satisfaction of financial reporting measures that are based on multiple fiscal years (e.g., a three-year average), the whole award would be deemed Recoverable Compensation for purposes of this Policy if any single fiscal year of the performance period occurs during the Look-back Period. “Recoverable Compensation” shall include all Incentive-Based Compensation received by a person (a) after beginning service as a Covered Employee, (b) who served as a Covered Employee at any time during the performance period for that Incentive-Based Compensation and (c) while the Company has a class of securities listed on the NYSE or another national securities exchange or a national securities association. Accordingly, this Policy can apply to a person that is no longer a Company employee or a Covered Employee at the time of recovery.
Forfeiture and Reimbursement. In the event of an Accounting Restatement, the Company will require, to the fullest extent permitted by applicable law, that a Covered Employee reasonably promptly forfeit and/or reimburse the Company the amount of Recoverable Compensation that exceeds the amount that otherwise would have been received had it been computed based on the amounts in the Accounting Restatement and shall be calculated without regard to any taxes paid. For Recoverable Compensation based on stock price or total shareholder return measures, the amount that shall be forfeited and/or reimbursed to the Company shall be based on the Board’s reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return on which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
Incentive-Based Compensation is deemed “received” for purposes of this Policy in the fiscal period during which the measure specified in the Incentive-Based Compensation award is attained, even if the payment or issuance of such Incentive-Based Compensation occurs after the end of that period. For example, if the performance target for an award is based on total stockholder return for the year ended December 31, 2023, the award will be deemed to have been received in 2023 even if paid in 2024.
To the extent that a Covered Employee does not make reimbursement to the Company under this Policy within a reasonable time following demand by the Company, or any shares of Recoverable Compensation have been sold by the Covered Employee, the Company shall have the right to reduce, cancel or withhold against outstanding, unvested, vested or future cash or equity-based compensation, or require a substitute form of reimbursement, in each case to the maximum extent permitted under applicable law.
Notwithstanding anything to the contrary, forfeiture and reimbursement of Recoverable Compensation with respect to one or more Covered Employees shall not be required if the Compensation Committee of the Board determines that such recovery would be impracticable due to one of the following conditions: (i) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amounts (but only after a reasonable attempt is made to recover such erroneously awarded compensation and such attempt is documented and provided to the NYSE); (ii) application of this Policy to such Covered Employee(s) would violate home country law adopted prior to November 28, 2022 (but only after obtaining an opinion of home country counsel, acceptable to the NYSE, that such recovery would result in such violation, and such opinion is provided to the NYSE); or (iii) application of this Policy would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) or regulations thereunder.

No Indemnification. The Company shall not indemnify any current or former Covered Employee against, or pay the premiums of any insurance policy to cover, any loss of compensation or amounts recovered under this Policy or any expenses that a Covered Employee incurs in opposing the Company’s efforts to recoup amounts pursuant to this policy. In no event shall the Company be required to award Covered Employees an additional payment if an Accounting Restatement would have resulted in a higher incentive compensation payment.
Acknowledgement by Covered Employees. The Company shall provide notice and seek written acknowledgement of this Policy from each Covered Employee as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Employee, provided that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.
Authority and Interpretations. This Policy generally will be administered and interpreted by the Compensation Committee of the Board. Unless otherwise stated herein, any determination by the Compensation Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. The determinations of the Compensation Committee, the Board or the independent Directors of the Board under this Policy shall be applied consistently to all Covered Employees.
This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the NYSE, including any additional or new requirements that become effective after the Effective Date. Any such amendment shall be effective at such time as is necessary to comply with Section 10D of the Exchange Act.
Each member of the Board shall be fully indemnified and held harmless by the Company for any liability resulting from administration of this Policy.
The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.
The rights of the Company under this Policy to seek forfeiture or reimbursement are not exclusive remedies and do not preclude any other recourse by the Company.
Other Recoupment Rights; Company Claims. The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.
Amendment and Termination. To the extent permitted by, and in a manner consistent with, applicable SEC and NYSE rules and regulations, the Board reserves the power to terminate, suspend, revise or amend this, Policy.

ACKNOWLEDGMENT, CONSENT AND AGREEMENT
I acknowledge that I have received and reviewed a copy of the Ambac Recoupment Policy (as may be amended from time to time, the “Policy”) and agree to be bound by and subject to its terms and conditions for so long as I am a “Covered Employee” under the Policy. I further acknowledge, understand and agree that, as a Covered Employee, the Policy could affect the compensation I receive or may be entitled to receive from Ambac or its subsidiaries under various awards, agreements, plans and arrangements with Ambac or its subsidiaries. To the extent the terms of any other award, agreement, plan or arrangement conflict with the terms of this Policy, the terms of this Policy shall prevail.

Signed:     ______________________
Print Name:     ______________________
Date:        ______________________
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